EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Company Contacts

Investors: Jim Zeumer
(248) 433-4502
jim.zeumer@pultegroup.com

News Media: Caryn Klebba
(248) 433-4840
Caryn.klebba@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

•	Second Quarter Earnings of $0.20 Per Share Reflect Ongoing Margin Expansion, Greater SG&A Leverage, Lower Land-Related Charges and Tax Benefit

•	Closings Double to 5,030 Homes, as Revenue Climbs to $1.3 Billion

•	Homebuilding SG&A Drops 580 Basis Points to 11.7% of Home Sales Revenue

•	Backlog Up 44% to 5,644 Homes Valued at $1.6 Billion

•	Quarter-end Cash of $2.7 Billion; Net-Debt-to-Total- Capitalization Ratio Drops to 32%

Bloomfield Hills, MI, August 4, 2010 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2010. For the quarter, the Company reported net income of $76 million, or $0.20 per share, compared with a prior year net loss for the second quarter of $189 million, or $0.74 per share.

PulteGroup’s second quarter results include approximately $45 million of land and mortgage-related charges. The Company’s second quarter results also include a net benefit from income taxes of $82 million. In the prior year, the Company recorded land and mortgage-related charges totaling $130 million. Prior year results also include a benefit of $16 million associated with the repurchase of debt during the quarter.

“We are pleased to report PulteGroup’s second quarter results, which demonstrate ongoing progress in driving key business initiatives, along with expected benefits from last year’s Centex merger,” said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup. “The Company’s reported pre-tax loss for the quarter of $6 million is inclusive of $45 million in land and mortgage-related charges. In addition to lower land impairments, the quarter reflects the positive impact of expanded gross margins and improved overhead leverage.”

Second Quarter Results

On August 18, 2009, PulteGroup completed its merger with Centex Corporation. The Company’s 2010 second quarter and six month results are inclusive of Centex’s operations for the period. Prior year results have not been adjusted for the transaction.

Benefiting from the inclusion of Centex’s operations, revenue from home sales (settlements) in the second quarter increased 93% to $1.3 billion, compared with $654 million in the prior year. The increase in revenue reflects a doubling in closing volumes to 5,030 homes, partially offset by a 4% decrease in the Company’s average selling price to $251,000.

For the quarter, the Company’s homebuilding operations generated pre-tax income of $12 million, compared with a pre-tax loss of $187 million for the same period last year. Second quarter cost of sales related to home sales totaled $1.1 billion, inclusive of $26 million of land-related charges. For the prior year, cost of sales related to home sales, inclusive of $109 million in land-related charges, was $725 million. Excluding land-related charges, interest expense and merger-related costs, home sale gross margin for the second quarter 2010 would have been 17.2%. This represents an increase of 780 basis points over the prior year and a sequential increase of 90 basis points over the first quarter 2010.

Homebuilding selling, general and administrative (SG&A) expense for the quarter was $147 million, compared with $114 million last year and down from $151 million in the first quarter of 2010. Homebuilding SG&A costs for the quarter dropped to 11.7% of home sales revenue, compared with 17.5% in the comparable period last year and 15.4% in the first quarter 2010.

Net new home orders for the second quarter were 4,218 homes, an increase of 25% from the prior year and essentially unchanged from the first quarter 2010. During the quarter, the Company’s cancellation rate was 18.2%, which was flat with the first quarter 2010 and down from 21.7% in the prior year. The lower cancellation rate is partially due to a process change implemented by the Company at the start of 2010. PulteGroup’s quarter-end backlog was up 44% to 5,644 homes valued at $1.6 billion, compared with prior year backlog of 3,916 homes with a value of $1.1 billion.

“Recent buyer demand has been stable, albeit at very low levels, after the pull back experienced following expiration of the federal tax credit at the end of April,” said Mr. Dugas. “While reasonable to expect a modest seasonal pick up in the second half of 2010, long-term we believe that any significant housing recovery will require a stronger economy, higher employment and greater overall consumer confidence.”

The Company’s financial services operations reported a second quarter pre-tax loss of $9 million, essentially unchanged from the prior year. Higher loan origination volumes and revenue, up 72% and 75%, respectively, were offset by $17 million in charges related to loan repurchase liabilities taken in the quarter. In the prior year, the Company recorded an $11 million charge related to loan repurchase liabilities. Mortgage capture rate for the quarter was 76%, compared with 91% for the same quarter last year.

The Company ended the quarter with a cash balance of $2.7 billion. Adjusting for its cash position, PulteGroup’s net-debt-to-total-capitalization ratio was 32%, down from 38% at the comparable period last year and 43% at year end 2009.

Six Month Results

For the six months ended June 30, 2010, PulteGroup reported net income of $64 million, or $0.17 per share, compared with a prior year net loss of $704 million, or $2.77 per share. Consolidated revenue for the period was $2.3 billion, an increase of 84% from $1.3 billion for the first six months of last year.

Revenue from home sales for the period was $2.2 billion, compared with prior year revenue of $1.2 billion. Higher revenue for the period resulted from a 90% increase in the number of homes closed to 8,825, partially offset by a 3% decrease in average selling price to $254,000.

Continuing to demonstrate the benefits of last year’s merger with Centex, PulteGroup’s homebuilding operations significantly improved its performance in reporting breakeven results for the first six months ended June 30, 2010, compared with a $695 million pre-tax loss for the comparable period last year. Improved financial results for the period reflect the benefits of higher closing volumes and revenue combined with lower land-related charges. For the first six months of 2010, the Company recorded $35 million of land-related charges, compared with $530 million for the comparable prior year period. Homebuilding SG&A expense for the period increased 28% to $298 million, and reflects the incorporation of Centex’s operations. SG&A expense as a percentage of home sales revenue decreased by 590 basis points to 13.3%.

Inclusive of charges related to loan repurchase liabilities taken in the second quarter, the Company’s financial services operations reported a pre-tax loss of $3 million for the first half of 2010, compared with a pre-tax loss of $10 million in the comparable prior year. Revenue for the period increased 70% to $67 million, as higher home closing volumes drove a corresponding 59% increase in loan originations.

A conference call discussing PulteGroup’s second quarter 2010 results is scheduled for Wednesday, August 4, 2010, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup’s corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: the possibility that the expected efficiencies and cost savings from the merger with Centex will not be realized, or will not be realized within the expected time period; the risk that the PulteGroup and Centex businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; interest rate changes and the availability of mortgage financing; continued volatility in, and potential further deterioration of, the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the availability and cost of insurance covering risks associated with PulteGroup’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; the interpretation of tax, labor and environmental laws; changes in consumer confidence and preferences; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM) based in Bloomfield Hills, Mich., is America’s premier home building company with operations in 67 markets, 29 states and the District of Columbia. Celebrating its 60th anniversary in 2010, the Company has an unmatched capacity to meet the needs of all buyer segments through its brand portfolio that includes Pulte Homes, Centex Homes and Del Webb. In 2009, PulteGroup brands received more top rankings than any other homebuilder in the annual J.D. Power and Associates 2009 New-Home Builder Customer Satisfaction Studysm.

For more information about PulteGroup, Inc. and PulteGroup brands, see www.pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com

PulteGroup, Inc.

Condensed Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$1,269,735	$657,882	$2,259,527	$1,223,225
Financial Services	36,163	20,698	66,729	39,247

Total revenues	$1,305,898	$678,580	$2,326,256	$1,262,472

Pre-tax income (loss):
Homebuilding	$11,799	$(187,483)	$(37)	$(694,916)
Financial Services	(8,585)	(9,370)	(3,113)	(10,118)
Other non-operating	(8,940)	9,924	(17,084)	5,859

Loss before income taxes	(5,726)	(186,929)	(20,234)	(699,175)

Income taxes (benefit)	(82,029)	2,536	(84,049)	5,108

Net income (loss)	$76,303	$(189,465)	$63,815	$(704,283)

EARNINGS PER SHARE - ASSUMING DILUTION:

Net income (loss)	$0.20	$(0.74)	$0.17	$(2.77)

Shares used in per share calculations	380,412	254,764	380,087	254,672

PulteGroup, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS

Cash and equivalents	$2,746,626	$1,858,234
Restricted cash	29,001	32,376
Unfunded settlements	23,538	2,153
House and land inventory	4,883,049	4,940,358
Land held for sale	54,166	58,645
Land, not owned, under option agreements	63,742	174,132
Residential mortgage loans available-for-sale	243,561	166,817
Investments in unconsolidated entities	87,135	73,815
Goodwill	895,464	895,918
Intangible assets, net	181,998	188,548
Other assets	620,585	705,040
Income taxes receivable	86,631	955,186

	$9,915,496	$10,051,222

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$275,974	$278,333
Customer deposits	89,606	74,057
Accrued and other liabilities	1,609,530	1,843,545
Collateralized short-term debt, recourse solely to applicable non-guarantor subsidiary assets	75,402	18,394
Income tax liabilities	298,432	360,921
Senior notes	4,284,766	4,281,532

Total liabilities	6,633,710	6,856,782

Total Shareholders’ Equity	3,281,786	3,194,440

	$9,915,496	$10,051,222

PulteGroup, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
HOMEBUILDING:
Home sales (settlements)	$1,262,990	$653,711	$2,239,796	$1,218,444
Land sales	6,745	4,171	19,731	4,781

Homebuilding Revenue	1,269,735	657,882	2,259,527	1,223,225

Home cost of revenues	(1,104,456)	(724,891)	(1,954,551)	(1,622,829)
Land cost of revenues	(2,563)	(11,364)	(11,561)	(12,268)
Selling, general & administrative expense	(147,201)	(114,075)	(298,066)	(233,519)
Equity in earnings (loss) of unconsolidated entities	5,518	(2,509)	5,407	(53,036)
Other income (expense), net	(9,234)	7,474	(793)	3,511

Pre-tax income (loss)	$11,799	$(187,483)	$(37)	$(694,916)

FINANCIAL SERVICES:
Pre-tax income (loss)	$(8,585)	$(9,370)	$(3,113)	$(10,118)

OTHER NON-OPERATING:
Pre-tax income (loss):
Net interest income	$1,274	$2,211	$3,571	$5,261
Selling, general & administrative expense	$(10,214)	$(8,188)	$(20,655)	$(15,303)
Other income (expense), net	—	15,901	—	15,901

Total other non-operating	$(8,940)	$9,924	$(17,084)	$5,859

PulteGroup, Inc.

Business Operating Data

($000’s omitted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Home sales revenues	$1,262,990	$653,711	$2,239,796	$1,218,444

Unit settlements:
Northeast	563	256	1,074	399
Southeast	933	341	1,643	636
Gulf Coast	1,766	711	3,017	1,367
Midwest	631	290	1,031	563
Southwest	552	591	988	1,136
West	562	311	1,047	546
Other Homebuilding	23	—	25	—

	5,030	2,500	8,825	4,647

Average selling price	$251	$261	$254	$262

Net new orders:
Northeast	456	430	917	781
Southeast	747	486	1,477	895
Gulf Coast	1,309	866	2,860	1,622
Midwest	582	390	1,142	788
Southwest	555	850	1,069	1,612
West	518	345	1,022	691
Other Homebuilding	51	—	51	—

	4,218	3,367	8,538	6,389

Net new orders - dollars*	$1,148,000	$862,000	$2,239,000	$1,649,000

Unit backlog:
Northeast			832	594
Southeast			913	623
Gulf Coast			1,924	944
Midwest			694	496
Southwest			578	870
West			675	389
Other Homebuilding			28	—

			5,644	3,916

Dollars in backlog			$1,577,000	$1,061,000

*	Net new order dollars represents a composite of new order dollars combined with other movement of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc.

Business Operating Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
MORTGAGE ORIGINATIONS:
Origination volume	3,243	1,890	5,568	3,501

Origination principal	$666,930	$404,902	$1,165,073	$748,444

Capture rate percentage	76.4%	91.1%	76.0%	91.3%

PulteGroup, Inc.

Supplemental Information

($000’s omitted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Interest expense:
Homebuilding (included in home cost of revenues)	$37,928	$33,318	$64,928	$88,323
Financial Services	639	255	1,135	615
Other non-operating	1,018	436	1,500	914

Total interest expense	$39,585	$34,009	$67,563	$89,852

Depreciation & amortization	$11,470	$11,825	$24,356	$24,803

Reconciliation of Non-GAAP Financial Measures

This press release contains information about home sale gross margin excluding impairments and related charges, interest expense, and merger costs, which is considered a non-GAAP measure under the SEC’s rules and should be considered in addition to, rather than as a substitute for, home sale gross margin (which we define as home sale revenues less home cost of revenues) as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our home sale gross margin excluding impairments and related charges, interest expense, and merger costs to that of such other companies.

The following table sets forth a reconciliation of home sale gross margin excluding impairments and related charges, interest expense, and merger costs, a non-GAAP financial measure, to home sale gross margin, a GAAP measure, which management believes to be the GAAP financial measure most directly comparable to home sale gross margin excluding impairments and related charges, interest expense, and merger costs ($000’s omitted):

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Home sale revenues	$1,262,990	$976,806	$653,711
Home cost of revenues	(1,104,456)	(850,095)	(724,891)

Home sale gross margin	158,534	126,711	(71,180)
Add:
Land and community valuation adjustments (a)	20,354	3,518	99,024
Capitalized interest amortization (a)	37,928	27,000	33,318
Merger related costs (b)	514	2,444	—

Home sale gross margin excluding land-related charges, interest expense, and merger costs	$217,330	$159,673	$61,162

Home sale gross margin as a percent of home sale revenues	12.6%	13.0%	-10.9%
Home sale gross margin excluding land-related charges, interest expense, and merger costs as a percent of home sale revenues	17.2%	16.3%	9.4%

(a)	Write-offs of capitalized interest related to land and community valuation adjustments is reflected in capitalized interest amortization.
(b)	Home sale gross margin was adversely impacted the three months ended June 30, 2010 and March 31, 2010 by the amortization of a fair value adjustment to homes under construction inventory acquired with the Centex merger. This fair value adjustment is being amortized as an increase to cost of sales over the related home closings.